Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	February 22, 2025

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the fourth quarter and full year of 2024 and 2023 are summarized in the following paragraphs. However, we urge investors and reporters to read our 2024 Annual Report, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the fourth quarter and full year of 2024 and 2023 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2024	2023	2024	2023
Net earnings attributable to Berkshire shareholders	$19,694	$37,574	$88,995	$96,223

Net earnings includes:
Investment gains/losses	5,167	29,093	41,558	58,873
Operating earnings	14,527	8,481	47,437	37,350

Net earnings attributable to Berkshire shareholders	$19,694	$37,574	$88,995	$96,223

Net earnings per average equivalent Class A Share	$13,695	$26,043	$61,900	$66,412
Net earnings per average equivalent Class B Share	$9.13	$17.36	$41.27	$44.27
Average equivalent Class A shares outstanding	1,438,022	1,442,785	1,437,720	1,448,880
Average equivalent Class B shares outstanding	2,157,034,121	2,164,177,636	2,156,580,296	2,173,319,709

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2024 include after-tax gains of $2.1 billion in the fourth quarter and after-tax losses of $38.1 billion in the full year and in 2023 include after-tax gains of $29.5 billion in the fourth quarter and $53.0 billion in the full year due to changes during the fourth quarter and the full year in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses in 2024 include after-tax realized gains of $3.1 billion in the fourth quarter and $79.6 billion for the full year and in 2023 include after-tax realized losses on sales of investments of $330 million in the fourth quarter and after-tax realized gains of $3.6 billion in the full year. In 2023 investment gains also include a net remeasurement gain of approximately $2.4 billion related to Berkshire’s acquisition of an additional 41.4% interest in Pilot Travel Centers.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2024	2023	2024	2023
Insurance-underwriting	$3,409	$848	$9,020	$5,428
Insurance-investment income	4,088	2,759	13,670	9,567
BNSF	1,278	1,355	5,031	5,087
Berkshire Hathaway Energy Company	729	632	3,730	2,331
Other controlled businesses	3,262	3,270	13,072	13,362
Non-controlled businesses	695	421	1,519	1,750
Other*	1,066	(804)	1,395	(175)

Operating earnings	$14,527	$8,481	$47,437	$37,350

*

Includes foreign currency exchange gains related to non-U.S. Dollar denominated debt of approximately $1.2 billion in the fourth quarter and $1.1 billion in the full year 2024 and in 2023 includes foreign currency exchange losses of approximately $684 million in the fourth quarter and gains of approximately $211 million in the full year.

Berkshire used approximately $2.9 billion to repurchase Berkshire shares during 2024. On December 31, 2024 there were 1,438,223 Class A equivalent shares outstanding. At December 31, 2024, insurance float (the net liabilities we assume under insurance contracts) was approximately $171 billion, an increase of $2 billion since yearend 2023.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, services and retailing. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400